Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of its debt securities and to the incorporation by reference therein of our report dated November 22, 2017, with respect to the consolidated financial statements and schedule of Analog Devices, Inc., and the effectiveness of internal control over financial reporting of Analog Devices, Inc., included in its Annual Report (Form 10-K) for the year ended October 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 14, 2018